Exhibit 99.1 NEWS RELEASE Contact: Jesse Ngoo Phone Number: 817-845-2622 Email: jesse.ngoo@fleishman.com

TWO GLOBALSCAPE® PRODUCTS NAMED 2012 GLOBAL EXCELLENCE INDUSTRY AWARD FINALISTS

SAN ANTONIO, Texas - Jan. 12, 2012-GlobalSCAPE® (NYSE Amex: GSB) products are among the recently announced finalists for the Info Security 2012 Global Excellence Awards in the Email Security and Management category (Mail Express™) and SaaS/Cloud Solution category (TappIn™). In its eighth year, the Global Excellence Awards recognize security and IT companies with advanced, ground-breaking products and solutions that are helping set the bar higher for others in all areas of technologies.

"Innovation at GlobalSCAPE is alive and well and making significant strides," says Jim Morris, GlobalSCAPE CEO. "We continue to provide new and compelling solutions that enable businesses and consumers to exchange information online quickly, securely, and reliably. Being named an award finalist this year for both Mail Express and TappIn is a great testimony to our successful drive to develop market-leading solutions."

Mail Express enables users to seamlessly and securely send and receive files as large as 25GB in lieu of alternatives that can be cumbersome and lack adequate security-like private email accounts, social media sites, CDs, and USB drives-without the need for additional training or interrupting established workflow.

TappIn by GlobalSCAPE enables users to securely access and share documents, photos, videos, and music from their home or office computers across multiple devices, regardless of time or location from any web browser and all popular mobile devices including Apple iPhone® and iPad®, Google® Android™, Amazon Kindle Fire, and Windows® Phone.

This marks the second consecutive year in which GlobalSCAPE has been named a Global Excellence Award finalist. GlobalSCAPE's Managed Information Xchange™ (MIX) solution won the award for the SaaS/Cloud Solution category in 2011.

2012 Global Excellence Award winners will be announced in San Francisco on February 29, 2012.

About GlobalSCAPE

San Antonio, Texas-based GlobalSCAPE, Inc. (NYSE Amex: GSB) is a leading provider of software and services that enable customers to access and share information quickly, securely, and reliably. Beginning in 1996 with its CuteFTP® product, GlobalSCAPE has been helping businesses and consumers - including 15,000 companies in more than 150 countries - facilitate cost-effective, secure information exchange.  With its 2011 acquisition of Seattle-based TappIn, Inc., GlobalSCAPE also offers customers the ability to access and share documents, pictures, videos and music - anytime, from anywhere - easily and securely, without the need for uploading, syncing, or paying for cloud storage. For more information, visit www.globalscape.com or follow the blog and Twitter updates.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "would," "exceed," "should," "anticipates," "believe," "steady," "dramatic," and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company's current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company's Annual Report on Form 10-K for the 2010 calendar year, filed with the Securities and Exchange Commission on March 29, 2011.